EXHIBIT 23.2

May 22, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of HPEV, Inc. on Form S-1/A of our audit report, dated May 17, 2013 relating to the accompanying balance sheet of HPEV, Inc, as of December 31, 2012 and the statements of operations, stockholders’ equity, and cash flows from inception (March 24, 2011) through December 31, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC
Henderson, NV
May 22, 2014

Corporate Headquarters: De Joya Griffith, LLC 2580 Anthem Village Drive, Henderson, NV 89052 Phone: (702) 563-1600 Fax: (702) 920-8049